Exhibit 10.3
Form of Medical Equipment
Lease Agreement
Parties to the Agreement:

Lessee:	Hospital (hereinafter referred to as “Party A”)

Legal Representative:

Address:

Lessor:	(hereinafter referred to as “Party B”)

Legal Representative:

Address:
Whereas:
1.	For purposes of maintaining the leading position in respect of medical technology and academic development, the Lessee plans to establish [ ] Centre (hereinafter referred to as the “Centre”)/plans to expand [ ] Centre (hereinafter referred to as the “Centre”) and wishes to install certain medical equipment as follows: [ ];
2.	The Lessor is a professional company which is engaged in the lease of large medical equipment as well as provision of relevant services;

Upon friendly consultation and based on the principle of equality and the mutual benefit, with respect to the lease of the medical equipment (hereinafter referred to as the “Leased Assets”) to Party A by Party B, both Party A and Party B have reached the following agreements;
Article 1 Leased Assets
1.1	Party B agrees to lease to Party A the following medical equipment .

1.2	The name, model number and specifications, total price, manufacturers, and etc., of the Leased Assets will be subject to the results of the collective tender process. Upon the completion of the collective tender process, both parties shall reach further agreement in respect of the name, model number and specifications, total price, manufacturers, and etc., of the Leased Assets in form of a supplemental agreement.
1.3	To facilitate the performance of the lease, Party A shall be responsible for obtaining all necessary procurement licenses, environmental evaluation and assessment, filing for approval of charges and prices, and such other matters as required for operating the Leased Assets. Party A shall also process and complete all procedures required for the use and installation of the Leased Assets and construct and renovate the machine room required for the Leased Assets pursuant to the provisions of regulations and rules of the government and the relevant agencies.
Article 2 Use of the Leased Assets
2.1	The Leased Assets shall be used at Party A’s [ ] Centre for purpose of [ ].
2.2	The Leased Assets must be installed and placed at the location agreed by both parties within the premises of Party A. Without the written consent of Party B, Party A shall not change the location and operation environment of the Leased Assets.
Article 3 Ownership of the Leased Assets
3.1	During the Lease Term, the ownership of the Leased Assets as listed in the Appendix to this Agreement, including any parts and components, replacement parts, attached parts and auxiliary parts of (or to be attached to) the Leased Assets, shall always belong to Party B. During the Lease Term, Party A shall only enjoy the right to use the Leased Assets. Party A may not sell, transfer, sub-lease, or set mortgage over the Leased Assets or dispose the Leased Assets as investment, and may not conduct any other actions that may infringe Party B’s rights and benefits. Otherwise, Party A shall take the corresponding liabilities for breach of the Agreement.
3.2	In the event that Party A is shut down, suspended, merged or acquired, changes the type of its ownership or enters into bankruptcy, Party A shall have no right to dispose of the Leased Assets; regardless of any Agreementual relationship entered into with any third party by Party A or any changes of Party A’s status as a legal person, Party B’s ownership of the Leased Assets shall in no event be affected.
3.3	During the performance of the Agreement, Party B shall have the right to inspect the use and condition of the Leased Assets and as long as such inspection would not affect the use of the equipment, Party A shall make such inspection convenient. Without Party B’s written consent, Party A may not disassemble any parts and components nor change the premises where the Leased Assets are used. Party B shall have the right to mark the logo of the ownership onto the Leased Assets. Party B (or its entrusted agent) shall have right to check, on a regular basis or at any time, the use and condition of the Leased Assets which Party A shall facilitate.
3.4	Given that the implementation of this Agreement would not be effected, Party B shall have the right to set mortgage over the Leased Assets or transfer its beneficial interests to any third party.
Article 4 Lease Term
4.1	The Lease Term shall be years, commencing from the time that all of the Leased Assets have been in place and after months of trial operation (the specific date shall be confirmed by both parties in writing).
4.2	The Lease Term shall be fixed. During the Lease Term, Party A may not unilaterally suspend or terminate the lease nor propose any requirement for making amendment hereto due to any reasons.

4.3	Upon expiration of the Lease Term, both Parties may renew this Agreement after Party B has conducted the relevant maintenance, upgrading and renovation for the Leased Assets based on the then actual situation of the Leased Assets. However, Party B must guarantee that the Leased Assets may be operated normally during the effective term of the renewed Agreement.
Article 5 Rental and Payment
5.1	Rental calculation method:

From Year 1 to Year [ ], the rental payment shall be [ ] % of the Revenue of the Leased Assets on a monthly basis;

From Year [ ] to Year [ ], the rental payment shall be [ ] % of the Revenue of the Leased Assets on a monthly basis;

Revenue of the Leased Assets = Total amount received by using the Leased Assets for diagnosis (or treatment) minus the Hospital’s costs and expenses, which include the Hospital’s costs and expenses arising from diagnosis (or treatment) by using the Leased Assets, wages, bonus, welfare, overtime charges, travel and accommodation expenses of the personnel of the Centre, utility charges for water and electric power, costs of consumptive materials, costs for printing materials, hospitality expenses, academic gathering expenses, R&D cost, the repair and maintenance costs of the Leased Assets, costs of office articles, fixed line telephone charges, expenses for settlement of medical disputes, insurance premium for the Leased Assets, and the cost of [ ].
5.2	The rental payment shall be payable on a monthly basis. Party A shall transfer the amount of the rental payment for the previous month to the account as designated by Party B prior to the 10th day of each month. The account information for the payment will be as follows:
Name of the account:
Bank name:
Account number:

Simultaneously, Party B shall issue an official tax invoice to Party A.

During the effective term of this Agreement, Party A’s payment to the designated bank account set forth above will be deemed performance of the payment obligation under this Agreement. Without the consent of Party B, Party A’s payment to any other account or in any other manner will not be deemed performance of its obligation hereof. In the event that Party B needs to change its account number for receiving the payment, Party B shall give advance written notice to Party A and Party A’s finance department.
Article 6 Performance Guarantee Deposit
Within [ ] days after this Agreement becomes effective, Party A shall transfer a performance guarantee deposit in the amount of [ ] to the account designated by Party B. Within [ ] days upon termination or expiration of this Agreement, Party B shall return such deposit, without any interest accrued, to Party A after deducting the outstanding amount payable by Party A under this Agreement.
Article 7 Rights and Obligations of Both Parties
7.1 Party A’s rights and obligations
7.1.1	Party A shall issue a letter of confirmation regarding the rental payment to Party B every month. Such letter of confirmation shall include the amount of the charges collected for the Leased Assets, the Hospital’s costs and expenses, etc. Party A shall also make undertakings as to the accuracy of all the data provided in such letter of confirmation.
7.1.2	To provide the machine room and auxiliary rooms for the Leased Assets and to add in all such auxiliary facilities and etc. as necessary; to provide the professional personnel including experts, doctors, nurses and technicians and to provide the convenient conditions in respect of the logistics service.

7.1.3	To assist the supplier in handling the domestic equipment transportation, installation and adjustment, trial and other matters.
7.1.4	To be responsible for the treatment and other medical decisions of the patients and to deal with the medical disputes arising from the Centre in due course.
7.1.5	Party A will properly manage and safeguard the Leased Assets and designate specially-assigned staff to take charge of the daily work for the operation of the Leased Assets.
7.1.6	To be responsible for processing and completing all procedures with the competent supervising departments and the relevant authorities in relation to the approval of the project, procurement permits, environmental evaluation and assessment, approval of charges and prices and qualification for coverage by medical insurance, as well as all routine procedures as required to be processed on a yearly basis.
7.1.7	Party A may not use the Leased Assets for diagnosis and treatment free of charge. In case of any required exemption or reduction of charges due to special reasons, such exemption or reduction shall be approved and signed by both Parties.
7.1.8	Party A may not effect early termination or amendment this Agreement with the excuse that the principle of Party B has been recovered, or the revenue from the Leased Assets are continually growing, or any leader of the Hospital has been changed.
7.1.9	During the Lease Term, Party A may not separately operate any other project competing with the Center either by itself or by cooperating with any third party.
7.2 Party B’s rights and obligations

7.2.1	To liaise with the supplier for delivering the Leased Assets as designated by Party A on a timely basis and assist the supplier in installing, adjusting and testing the Leased Assets.
7.2.2	To be informed of the status of the operation of the Leased Assets at all times based on the financial information of income and expenses related to the operation of the Leased Assets provided by Party A.
7.2.3	Party B or Party B’s entrusted agent (including asset appraiser, accountant, and so on) shall have the right to examine the use and the condition of the Leased Assets which Party A shall facilitate.
7.2.4	To assist the supplier in providing such necessary technical information as required for the use of the Leased Assets.
7.2.5	To assist the supplier in conducting daily repair and maintenance of the Leased Assets.
7.2.6	To liaise with the professional management company for planning and organization of the Centre’s academic promotion and guidance for operation and management.
7.2.7	Party B shall be entitled to use the information and data generated from the treatment by using the Leased Assets, such as the number of patients treated, the amount of charges collected, the treatment plans and the treatment results of the patients, etc.
7.2.8	After the completion of the Lease Term, under the same conditions, Party B shall have the preemptive right to provide leasing with respect to any future similar project.
Article 8 Delivery, Examination and Acceptance of the Leased Assets
8.1	Delivery, examination and acceptance: After the Leased Assets are delivered to the premises, Party A shall examine the Leased Assets for acceptance pursuant to the content as provided in the Appendix hereof. In the event that the Leased Assets fail to meet the agreed requirements, Party A shall timely make a note on the delivery receipt and wait for Party B to settle it. Party A shall be responsible for safeguarding the Leased Assets as soon as the Leased Assets arrive at the location for installation or operation.

8.2	Technical examination and acceptance: After Party A has made tests and adjustment upon installation and has diagnosed or treated the first 30 cases of patients, if Party A confirms that the Leased Assets comply with the technical requirements, Party A shall issue an acceptance receipt to Party B within 5 days, wherein the delivery of the Leased Assets shall be deemed completed. Failure to issue the receipt in a timely manner and in the absence of any written rejection by Party A, the delivery of the Leased Assets shall be deemed properly completed. The Lease Term shall commence and the charges collected from such 30 cases shall be included into the revenue of the Center.
8.3	In the event that the Leased Assets fail to comply with the requirements upon examination, Party B shall assist the supplier in further handling.
Article 9 Loss and Damage of the Leased Assets and Third Party’s Damage
9.1	During the Lease Term, Party B shall be responsible for purchasing insurance policies for the Leased Assets and the beneficiary shall be Party B or any third party designated by Party B. The insurance premiums shall be included as the Hospital’s costs and expenses.
9.2	During the Lease Term, in case of any insurance incidents, Party A shall actively cooperate with Party B for processing the claim with the relevant insurance company.
9.3	During the Lease Term, in the event that the Leased Assets are lost or damaged due to Party A’s fault, Party A shall, with all costs and expenses arising born by Party A, take one or several of the following actions as determined by Party B:
(i) to restore or repair the Leased Assets so that the Leased Assets is able to be used in completely normal manner;
(ii) to replace the parts, components or articles with the same model number and the same function of the Leased Assets;

(iii) Under the conditions of (i) and (ii), Party A shall continue to lease and use the Leased Assets with its obligation of paying the rental payments unchanged. During the period when the Leased Assets cannot be operated normally, Party A shall pay Party B with the monthly rental payments equal to the average rental payments in the three months prior to the loss or damage of the Leased Assets.
(iv) in case that the loss or damage of the Leased Assets is severe to the extent that no repair can be conducted, Party A shall be liable for the loss of Party B pursuant to the provision regarding the Agreementual breach.
9.4	In the event that any third party (such as the patient or etc.) is injured or suffers any loss or damage due to the reasons of the Leased Assets itself (such as the technical reasons or quality defects, etc.), Party A shall, together with Party B, jointly claim and pursue such damages from the seller of the Leased Assets.
9.5	In the event that any third party (the patient) is injured or suffers any loss or damage due to the improper use of the Leased Assets by Party A, Party A shall be responsible for such liabilities.
9.6	In the event that any third party (such as the patient, etc.) is injured or suffers any loss or damage due to the force majeure (not due to the reasons of the Leased Assets itself or the reasons of Party A), in principle, neither Party A nor Party B shall be liable for compensation. Party A shall be responsible for taking precautions against such kind of “risk” and will purchase insurance to cover such third party’s damage in such cases.
Article 10 Disposal of the Leased Assets Upon Expiry of the Lease Term
Upon the expiry of the Lease Term, if both parties will not renew the Agreement, the Leased Assets shall be returned to Party B.
Article 11 Breach of Agreement
11.1	Both Party A and Party B shall perform the corresponding responsibilities and obligations in accordance with the time schedules as provided in this Agreement.

In case of any beach of Agreement, the breaching party shall compensate the other party’s economic loss.

11.2	Any delay in making rental payment by Party A shall not exceed two months. In case of any such delay, Party A shall pay Party B with a daily default penalty equal to 0.05% of the overdue amount, except where such delay is caused by the force majeure.

11.3	In case of any breach of Agreement as set forth below, Party B shall have the right to terminate this Agreement and be entitled to a default penalty paid by Party A, calculated with the formula below:
Default Penalty = Remaining Lease Term (month) × monthly average rental obtained by Party B in one year prior to the beach of Agreement ×150%

If the Lease Term is shorter than one year, the monthly average rental obtained by Party B shall be deemed 3% of the purchase price of the equipment:
11.3.1	any delay in making the rental payment exceeding two months by Party A;

11.3.2	unilateral early termination or modification of this Agreement by Party A in violation of this Agreement;

11.3.3	unilateral disposal (including sale, sub-lease, removal or transfer and etc.) of the Leased Assets in violation of this Agreement;

11.3.4	provision of false and untrue information regarding the Revenue of the Leased Assets and so on, such that the rental payment that Party B collected becomes less than such amount to which Party B should be entitled;

11.3.5	introduction of any similar medical equipment with similar functions to the Leased Assets through any third party or cooperation with any third party to develop similar projects in violation of this Leased Agreement;

11.3.6	suspension of normally providing medical services to the patients using the Leased Assets for a period exceeding 30 days due to the man-made reasons of Party A; or severe damage or loss of the Leased Assets due to improper use, intentional damage or careless storage by Party A.
11.4.	In case of any of the above mentioned breach or infringement by either Party A or Party B, the breaching or infringing party shall be liable for all costs for lawsuits,

legal counsel fee and other expenses arising from the other party’s realization of the creditor’s rights.
Article 12 Dispute Settlement
Any and all disputes related to this Agreement shall be resolved by both Party A and Party B through consultation. In case that no settlement could be reached through consultation, either party may file claim with the People’s Court as designated by Party B.
Article 13 Appendix
The Appendix to this Agreement is an integrated part hereof and shall have the equal legal validity as that of the main text hereof.
Article 14 Effectiveness of the Agreement
This Agreement shall become effective upon being signed and stamped by both Party A and Party B.
Article 15 Termination of the Agreement
15.1	This Agreement shall automatically terminated upon the expiry of the Lease Term.
15.2	All indebtedness arising from the performance of this Agreement by either Party A or Party B will be terminated upon full repayment of all debts, including all outstanding rental payments, default penalties, indemnification, and so on.
15.3	In case of impossibility of performance of the Agreement or use of the Leased Assets due to war, natural disaster, force majeure and other factors, this Agreement shall be terminated and neither party shall be liable for or have any rights against the other party.
15.4	Prior to the commencing of the Lease Term, under the following circumstances, Party B shall have the right to terminate this Agreement without any liability:
15.4.1	Party A fails to obtain the procurement permits for the medical equipment;

15.4.2	Party A fails to prepare and provide, on a timely basis, the premises for using the Leased Assets.
15.5	In the event that the government or the military adjusts its policy and issues any regulation or document for prohibiting equipment lease within the country or within the military system, resulting in this Agreement not being able to be performed, but without affecting the use of the Leased Assets, Party A shall be responsible for coordination and negotiation. During such period of coordination and negotiation, Party A shall be still subject to the obligation for paying the rental on a timely basis. If no resolution can be reached upon negotiation, this Agreement may be terminated in early manner, provided that, however, Party A shall make a lump-sum payment for the remaining rental payments to Party B. The remaining rental payments shall be equal to the amount of the original price of the Leased Assets minus the depreciation for the years during which the rent has been paid (the number of years for calculating the depreciation shall be equal to the Lease Term, without considering any remaining value):

Remaining Rental Payments = Original Price of Leased Assets (calculated based on the bidding price) × (1- the number of years during which the rental payments has been paid ÷ Lease Term)
Article 16 Miscellaneous
16.1	Both parties hereto have carefully read through all the terms of this Agreement. Reasonable manner has been adopted to urge both parties to pay attention to the terms regarding exemption or restriction on their responsibilities as provided herein. Per request of both parties, explanation has been made in respect of the relevant terms.
16.2	Both parties hereto have authorized their respective representatives to sign this Agreement. All terms of this Agreement are all true meanings and representation of both parties and shall have legal binding effect on both parties.

Article 17	The original of this Agreement and the Appendix hereto shall be prepared in four copies of which Party A and Party B shall each hold two copies.

Article 18	With respect to any matters not covered herein, both parties may sign a supplemental agreement in relation thereto. Any supplemental agreement and this Agreement shall have equal legal validity.
Article 19    This Agreement is signed and executed on [day] [month], [200___].
(No main context follows)
Party A:      Hospital
Legal Representative (or Authorized Representative):
Party B:
Legal Representative (or Authorized Representative):